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                                                                     EXHIBIT 3.3

                           CERTIFICATE OF DESIGNATION
                                       OF
                             RIGHTS AND PREFERENCES
                                       OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                             XBOX TECHNOLOGIES, INC.

         The undersigned Interim Chief Financial Officer of XBOX Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of
Section 151 thereof, does hereby certify that, pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board") by the Certificate of Incorporation of the Corporation, the Board on October 31, 2000, adopted the following resolution creating a series of One Million (1,000,000) shares of the Corporation's undesignated preferred stock, par value $.10 per share, to be designated as Series A Convertible Preferred Stock:

         RESOLVED, that pursuant to the authority granted to and vested in this Board of Directors in accordance with the Certificate of Incorporation of the Corporation, a new series of preferred stock is hereby created, and that the designation and amount thereof and the relative rights and preferences of the shares of such series, are as follows:

1. SHARES AND CLASSES AUTHORIZED. One Million (1,000,000) shares of the Corporation's undesignated preferred stock, par value $.10 per share, that are authorized by Article V of the Corporation's Certificate of Incorporation are designated as Series A Convertible Preferred Stock (the "SERIES A PREFERRED").

2.       VOTING RIGHTS.

         2.1 GENERAL. At all meetings of the stockholders of the Corporation and in the case of any actions of stockholders in lieu of a meeting, each holder of Series A Preferred shall have that number of votes on all matters submitted to the stockholders that is equal to the number of whole shares of the Company's common stock (the "Common Stock") into which such holder's shares of Series A Preferred are then convertible, as provided in Section 5, at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of such stockholders is effected. This provision for determination of the number of votes to which each holder of the Series A Preferred is entitled shall also apply in cases in which the holders of the Series A Preferred have the right to vote together as a separate class. Except as may be otherwise provided in this Certificate or by agreement, the holders of the Common Stock and the holders of the Series A Preferred shall vote together as a single class on all actions to be taken by the stockholders of the Corporation.



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         2.2      QUORUM. The presence in person or by proxy of the holders of a majority of the aggregate number of shares of Common Stock and Series A Preferred then outstanding (on an as-if converted to Common Stock basis including fractional shares) shall constitute a quorum of the Common Stock and Series A
                  Preferred.

3. DIVIDENDS. The holders of Series A Preferred shall not be entitled to receive dividends in any fixed amount; PROVIDED, HOWEVER, no dividend or other distribution shall accrue or be paid with respect to any shares of capital stock of the Corporation for any period, whether before or after the effective date of this Certificate, unless and until declared by the Board of Directors of the Corporation (the "Board"). In the event any dividend or distribution is declared or made with respect to outstanding shares of Common Stock, a comparable dividend or distribution shall be simultaneously declared or made with respect to the outstanding shares of Series A Preferred (on an as-if converted to Common Stock basis including fractional shares). Dividends on shares of capital stock of the Corporation shall be payable only out of funds legally available therefor.

4.       LIQUIDATION RIGHTS.

         4.1 NO PREFERENCE OF SERIES A PREFERRED. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus, or earnings, shall be distributed equally, on a per share basis, among the holders of the Common Stock and the Series A Preferred (on an as-if converted to Common Stock basis including fractional shares).

         4.2 REORGANIZATION; SALE OF ASSETS. The merger, acquisition or consolidation of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof pursuant to which the stockholders of the Corporation immediately prior to the transaction do not own a majority of the outstanding shares of the surviving corporation immediately after the transaction, or any sale, lease, license (on an exclusive basis) or transfer by the Corporation of all or substantially all its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section 4.

         4.3 DETERMINATION OF CONSIDERATION. To the extent any distribution pursuant to Section 4.1 consists of property other than cash, the value thereof shall, for purposes of Section 4.1, be the fair value at the time of such distributions as determined in good faith by the Board.

5. CONVERSION. The holders of the Series A shall have the following conversion rights (the "Conversion Rights"):

         5.1 OPTIONAL CONVERSION OF THE SERIES A PREFERRED. At any time after the Certificate of Incorporation of the Corporation has been amended to increase the authorized shares of Common Stock to such number as is necessary to allow the Corporation to issue such number of shares of Common Stock as are issuable



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                  upon the conversion of the Series A Preferred in accordance with the terms of this Article 5, the Series A Preferred shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the first issuance of shares of Series A Preferred by the Corporation, at the office of the Corporation or any transfer agent for the Common Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $16.80 by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion and then multiplying such quotient by each share of Series A Preferred to be converted. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion without the payment of any additional consideration by the holder thereof (the "Conversion Price") shall at the time of the filing of this Certificate initially be $.084 in the case of the Series A Preferred (such initial Conversion Price results in each shares of Series A Preferred being initially convertible into 200 shares of Common Stock). Such initial Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Series A Preferred is convertible, as hereinafter provided.

         5.2 FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred. In lieu of any fractional share to which any holder would otherwise be entitled upon conversion of the Series A Preferred owned by such holder, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price or round up to the nearest whole share.

         5.3 MECHANICS OF OPTIONAL CONVERSION. Before any holder of Series A Preferred shall be entitled to convert the same into full shares of Common Stock such holder shall surrender the certificate or certificates therefor, endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by such holder's attorney duly authorized in writing, at the office of the Corporation or of any transfer agent for the Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein such holder's name or the name of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. From and after such




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                  date, all rights of the holder with respect to the Series A
                  Preferred so converted shall terminate, except only the right of such holder, upon the surrender of his, her or its certificate or certificates therefor, to receive certificates for the number of shares of Common Stock issuable upon conversion thereof and cash for fractional shares.

         5.4 CERTAIN ADJUSTMENTS TO CONVERSION PRICE FOR STOCK SPLITS, DIVIDENDS, MERGERS, REORGANIZATIONS, ETC.

                  (a) ADJUSTMENT FOR STOCK SPLITS, STOCK DIVIDENDS AND COMBINATIONS OF COMMON STOCK. In the event the outstanding shares of Common Stock shall, after the filing of this Certificate be further subdivided (split), or combined (reverse split), by reclassification or otherwise, or in the event of any dividend or other distribution payable on the Common Stock in shares of Common Stock, the applicable Conversion Price in effect immediately prior to such subdivision, combination, dividend or other distribution shall, concurrently with the effectiveness of such subdivision, combination, dividend or other distribution, be proportionately adjusted on the basis that the holders of Series A Preferred will receive upon conversion, after each such event, a number of shares of Common Stock equal to the number that the holder would hold immediately after such event if the holder had converted all Series A Preferred to shares of Common Stock immediately prior to each such event..

                  (b) ADJUSTMENT FOR MERGER OR REORGANIZATION, ETC. In the event of a reclassification, reorganization or exchange (other than described in subsection 5.4.a. above) or any consolidation or merger of the Corporation with another Corporation (other than a merger, acquisition or other reorganization as described in Section 4.2, which shall be considered a liquidation pursuant to Section 4 above), each share of Series A Preferred shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of the Series A Preferred would have been entitled upon such reclassification, reorganization, exchange, consolidation, merger or conveyance had the conversion occurred immediately prior to the event; and, in any such case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred.

                  (c) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation, at any time or from time to time after the filing of this Certificate, makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock,




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                           then and in each such event, provision shall be made
                           so that the holders of Series A Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series A Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5.4 with respect to the rights or the holders of the Series A Preferred.

         5.5 NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, any capital reorganization of the Corporation, any reclassification or recapitalization of the Corporation's capital stock, any consolidation or merger with or into another Corporation, any transfer of all or substantially all of the assets of the Corporation or any dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred at least ten (10) days prior to the date specified for the taking of a record, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

6. STATUS OF PREFERRED STOCK UPON RETIREMENT. Shares of Series A Preferred which are acquired or redeemed by the Corporation or converted pursuant to Section 5 shall be retired pursuant to Delaware General Corporation Law Section 243, or any successor provision, and returned to the status of authorized but unissued shares of the Corporation's undesignated preferred stock.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of Rights and Preferences on behalf of the Corporation this 7th day of November, 2000.

                                           XBOX TECHNOLOGIES, INC.



                                           ------------------------------------
                                           By:  Bart Budman
                                           Its: Interim Chief Financial Officer




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